Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 6, 2025 relating to the consolidated financial statements which appeared in Advent Technologies Holdings, Inc.’s Annual Report for the years ended December 31, 2024 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAs, PLLC

The Woodlands, TX

July 18, 2025